UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 24, 2005

VIEWPOINT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27168	95-4102687
(state or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

498 Seventh Avenue, Suite 1810, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 201-0800

______________________________N/A______________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Arrangement.

On August 24, 2005, Viewpoint Corporation (the “Company”) issued a press release entitled “Patrick Vogt Named Chief Executive Officer at Viewpoint.” The text of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Employment Agreement

On August 24, 2005, the Company entered into an employment agreement with Patrick Vogt effective August 25, 2005, under which, among other things: (a) Mr. Vogt will become employed by the Company as President and Chief Executive Officer for the period beginning on August 25, 2005 and ending on December 31, 2009 at a salary of $350,000 annually; (b) Mr. Vogt is eligible to receive an annual cash incentive bonus of $128,000 and an annual incentive stock option grant of 125,000 shares if the Company achieves certain annual Revenue Growth and Operating Income targets as set forth by the Compensation Committee of the Board of Directors; (c) if Mr. Vogt’s employment is terminated before December 31, 2009 for “cause” (as defined in the agreement) or Mr. Vogt’s employment is terminated by Mr. Vogt before December 31, 2009 for “good reason” (as defined in the agreement), the Company will pay to Mr. Vogt an amount equal to one times the rate of his annual salary; (d) Mr. Vogt would receive a payment equal to two times the rate of his annual salary and the unvested portion (if any) of the options held by Mr. Vogt would vest if the Company undergoes a “change in control” (as defined in the agreement) during the term of employment. In addition, the employment agreement provides that Mr. Vogt is granted an option to acquire 1,500,000 shares of Company common stock at an exercise price equal to the opening price of Company’s common stock on August 25, 2005. This grant was approved by the Company’s Board of Directors and met the “employee inducement” exception to NASDAQ’s rules adopted in 2003 requiring shareholder approval of equity-based incentive plans. The options have been classified as non-qualified stock options, have an exercise price equal to the fair market value on the grant date, have a seven-year term, and vest over four years, subject to continued employment and other conditions.

Separation Agreement

On August 24, 2005, the Company entered into a separation agreement with Jerry S. Amato, effective August 25, 2005, under which, among other things: (a) Mr. Amato will continue as an employee of the Company and be paid the pro rata portion of his annual salary until September 15, 2005; (b) Mr. Amato will be paid $120,000 by the Company, payable over 12 months; (b) the exercise period of Mr. Amato’s options will be extended to two years from the effective date of the separation agreement; provided that no options can be exercised prior to the Company’s announcement of its fourth quarter 2005 earnings and thereafter one-sixth of such options may be exercised each subsequent fiscal quarter, subject to certain exceptions; (c) term life insurance coverage will continue to be provided by the Company for one year from the effective date and (d) coverage under any employee medical plans or programs provided to Executive and his covered dependents will be continued for one year from the effective date.

Item 1.02	Termination of a Material Definitive Arrangement.

Effective August 25, 2005, Jerry S. Amato resigned as President, Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Amato’s employment agreement with the Company terminated on August 11, 2005 in accordance with its terms and Mr. Amato was at at-will employee and the President, Chief Executive Officer and a member of the Board of Directors from such date until August 25, 2005.

The Company entered into a separation agreement with Mr. Amato effective as of August 25, 2005. The separation agreement is described in Item 1.01 above.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective August 25, 2005, Jerry S. Amato resigned as President, Chief Executive Officer and a director of the Company. The separation agreement entered into between Mr. Amato and the Company in connection therewith is described in Item 1.01 above.

Effective August 25, 2005, pursuant to the employment agreement described in Item 1.01 above, Patrick Vogt was appointed as President and Chief Executive Officer of the Company. Patrick Vogt is 41 years old and immediately prior to joining the Company during August 2005, Mr. Vogt served as Executive Vice President, General and Specialty Business, of GSI Commerce, Inc. From 2003 to 2005, Mr. Vogt served as Senior Vice President and Senior General Manager of Sony eSolutions Company LLC. His team was responsible for Internet Properties Management, Direct Marketing, and Sales across all customer segments. Other responsibilities included Global Contact Center Governance, the eCommerce and Contact Center platform (supporting all distribution channels), and P&L management for Sony’s entire direct business. From 2001 to 2003, Mr. Vogt was Vice President of Compaq/HP Computer’s eBusiness Group & Software and Peripherals Group, where his team managed all direct marketing activities and the direct on-line business for the Americas region. From 1999 to 2001, Mr. Vogt was General Manager of the Aftermarket Sales Division and Dell Online for Dell Computer Corporation. Mr. Vogt received a Bachelor of Science degree from the State University of New York and has an MBA from Iona College, Hagen School of Business, with a concentration in Marketing. Mr. Vogt will continue to serve as a director of the Company.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is filed herewith:

Exhibit 99.1	Press Release of Viewpoint Corporation, dated August 24, 2005, entitled “Patrick Vogt Named Chief Executive Officer at Viewpoint”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEWPOINT CORPORATION

/s/ Patrick Vogt __________
Patrick Vogt
President and Chief Executive Officer

Dated: August 26, 2005